EXHIBIT 10.5

SECOND AMENDMENT TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

THERMO NO. 1 BE-01, LLC

     THIS SECOND AMENDMENT (this “Amendment”) to the Amended and Restated Limited Liability Company Agreement dated as of August 31, 2008 (as amended from time to time prior to the date hereof, the “Agreement”) of THERMO NO. 1 BE-01, LLC, a Delaware limited liability company (the “Company”), is made and entered on the 4th day of December, 2009, by and among the Company and each of the Persons executing this Agreement (the “Members”).

W I T N E S S E T H :

     WHEREAS, the Company was formed by virtue of its Certificate of Formation, filed with the Secretary of State of the State of Delaware on August 29, 2007, under the name Thermo No. 1 BE-01, LLC, and the Original Operating Agreement of the Company, dated August 29, 2007;

WHEREAS, IRP was initially the sole Member of the Company;

     WHEREAS, IRP, the Company and MLE entered into the Equity Capital Contribution Agreement pursuant to which MLE made capital contributions to the Company in exchange for the Class A Interests, IRP made additional capital contributions to the Company and the membership interest held by IRP in the Company was converted into Class B Interests;

     WHEREAS, IRP and MLE entered into the Agreement pursuant to which MLE was admitted as a Member of the Company, the Class A and B Interests were issued and certain other rights and obligations were provided for;

     WHEREAS, MLE assigned 100 percent of its Class A Interests to MLP under the Assignment and Assumption Agreement by and between MLE and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLP”) dated as of October 2, 2008, and MLP made a capital contribution to the Company on October 17, 2008 under an amendment letter in satisfaction of the obligation to make the Second Funding Capital Contribution under the Equity Capital Contribution Agreement;

     WHEREAS, the Company is developing the Project, and, in connection therewith, is party to the EPC Agreement;

     WHEREAS, IRP and MLP entered into that certain First Amendment to the Agreement, as of December __, 2009 (the “First Amendment”), documenting additional Capital Contributions made by IRP;

     WHEREAS, IRP, the Company and MLP desire that Columbia Renewable Power, LLC, a Delaware limited liability company (“CRP”), be admitted as a Member of the Company;

     WHEREAS, MLP and the Company have entered into that certain Membership Interest Redemption Agreement, as of December __, 2009 (the “Redemption Agreement”), pursuant to which the Company will redeem MLP’s Class A Interests in accordance with the terms and conditions set forth therein; and

     WHEREAS, the parties hereto desire to further amend the Agreement to evidence the admission of CRP as a Member of the Company, to reflect the transactions contemplated and effected pursuant to the Redemption Agreement and to evidence the withdrawal of MLP as a Member of the Company;

     NOW, THEREFORE, in consideration of the agreements and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     Section 1. Defined Terms. Any capitalized term used in this Amendment but not otherwise defined in this Amendment shall have the meaning ascribed to such term in the Agreement.

     Section 2. Admission of CRP. CRP is hereby admitted as a Member of the Company and, by executing this Amendment, hereby executes, adopts and acknowledges the Agreement, agrees to be bound by the terms of the Agreement, and agrees to pledge the Special Interest to the secured parties identified in, and otherwise on terms substantially the same as reflected in, the Class B Investors Pledge Agreement.

     Section 3. Withdrawal of MLP. Subject to and effective upon the occurrence of the Redemption Date (as defined in the Redemption Agreement), MLP hereby withdraws as a Member of the Company and disclaims any right, title or interest in or obligations or liabilities, to, under or with respect to the LLC Operating Agreement (except as provided in this Amendment), the Class A Interests, the Company or in any of the Assets. The Company, IRP and CRP acknowledge and agree that, from and after the Redemption Date, MLP shall have no further right, title or interest in or obligations or liabilities to, under or with respect to the LLC Operating Agreement (except as provided in this Amendment), the Class A Interests, the Company or in any of the Assets.

     Section 4. Amendments to Agreement. Subject to and effective upon the occurrence of the Redemption Date (as defined in the Redemption Agreement), the Agreement is hereby amended as follows:

4.1 The following sentence is deleted from Section 3.1(a):

“The Class C Interests will be issued, if any all, in exchange for Capital Contributions as described in Section 4.4.”

and the following sentence is added at the end of Section 3.1(a):

“The authorized membership interests shall also include a class designated as Special Interests.”

4.2	Section	3.2(g) is deleted in its entirety and replaced with the following:
“(g)	Only the Class B Interests will be entitled to vote.”
4.3	Section	4.4	and all references in the Agreement to Class C Interest are
deleted in their entirety.
4.4	Section	5.1	is deleted in its entirety and replaced with the following:

“Section 5.1. Allocations. For purposes of maintaining Capital Accounts, after giving effect to Section 5.2 and except as provided in Section 4.4(b) and Section 10.2, all other items of Company income and loss, gain, deduction and credit will be allocated among the Members 99 percent to the Class B Investors, allocated in proportion to their Percentage Interests, and one percent to the Special Investors, allocated in proportion to their Percentage Interests.”

4.5	Section 5.2(g) is deleted in its entirety.

4.6	Section 6.1(c) is deleted in its entirety.

4.7	Section 6.5 is deleted in its entirety.

4.8	The title to Section 7.8 of the Agreement is changed to "Partnership

Status, Tax Elections and Cash Grant.", and the following is added as new Section 7.8(c):

"The Company shall apply for the Cash Grant on or before December 7, 2009. Should the Company receive any communications from the US Treasury or the National Renewable Energy Lab concerning its Cash Grant application that requires further communication with such entity, then the Company shall communicated that in writing to MLP and the Lenders within one Business Day of receipt. The Company shall act as swiftly as possible to craft a response, should one be necessary, and submit it to MLP and the Lenders for approval. None of the Company, MLP, IRP or CRP will claim PTCs or an investment credit under Section 48 of the Code with respect to the Facility.

     4.9 The proviso in the penultimate sentence of Section 7.9 is deleted in its entirety and replaced with the following:

“…;provided, that, if the Company's Tax Returns relate to all or any portion of a Tax Year occurring while MLP is a Member of the Company for purposes of subchapter K of chapter 1 of the Code, the Managing Member shall not file such Tax Returns without the prior Consent of the MLP, such consent not to be unreasonably withheld…”

     4.10 The first sentence of Section 7.10(b) is deleted in its entirety and replaced with the following:

“Notwithstanding the foregoing, MLP, in Consultation with the other Members, shall control the defense of any claims made by the IRS or other tax authorities to the extent that such claims relate to the adjustment of Company items with respect to Tax Years of the Company up to and including the date on which all Redemption Consideration has been paid (“Company Items”) and, in connection therewith, shall cause the Company to retain and to pay the fees and expenses of counsel and other advisors chosen by MLP in Consultation with the other Members.”

4.11	Sections 8.2(b) and (c) are deleted in their entirety.

4.12	Section 8.8 is deleted in its entirety and replaced with the following:

“Section 8.8 Insurance. The Company shall acquire and maintain or cause to be maintained (including making changes to coverage and carriers) such casualty, general liability (including product liability), property damage and other types of insurance with respect to the Facility and the operations of the Company provided in Schedule 8.8, such other insurance as may be required by the Operative Documents to which the Company is a party, and such additional insurance as may otherwise be determined by the Managing Member to be necessary or advisable from time to time.”

4.13 Section 9.4 is deleted in its entirety and replaced with the following:

“Section 9.4 Conditions Solely to Transfers of Class B Interests. Any Transfer of a Class B Interest must be to an Approved Transferee.”

4.14	Section 9.6 is deleted in its entirety.

4.15	Section 9.7 is deleted in its entirety.

4.16	Section 10.2(d) is deleted in its entirety.

4.17	The following is added as new Section 3.1(d):

“(d) Following the Redemption Date, no Class A Interests will be outstanding and there will be no Class A Investors, and the Company shall not issue any Class A Interests or admit any new Class A Investors without the prior written consent of the Administrative Lender.”

4.18 Section 6.1(e) is deleted in its entirety and replaced with the following:

“(e) Notwithstanding Sections 6.1(a) and (b), the Company will distribute an undivided interest in the Interconnection Assets to the Class B Investors on the Final Completion Date, where the undivided interest is 1 minus a fraction, and the fraction is 10.35 megawatts divided by the installed capacity of the Interconnection Assets. If the Company is unable legally to distribute the undivided interest, the Class B Investors will be treated in substance as owning the undivided interest and the Company will be deemed for tax purposes and for purposes of maintaining Capital Accounts to have distributed it. The Company will distribute the Collateral Parcels to the Class B Investors on the Final Completion Date. The Company will distribute the Resource Support Parcels to the Class B Investors at the time described in clause (ii) of Article XI of the Account and Security Agreement.”

     Section 5. Capital Accounts. Subject to and effective upon the occurrence of the Redemption Date (as defined in the Redemption Agreement), the Capital Account balances of each Member following the effective date of this Amendment are shown in new Schedule 4.2(d), which hereby replaces Schedule 4.2(d) attached to the Agreement.

     Section 6. Schedule Z Amendment. On the date hereof, the Company shall cause Schedule Z to be amended and restated in the form attached hereto as Exhibit A.

Section 7. Confirmation. Except as specifically modified by this

Amendment, the terms and provisions of the Agreement are hereby ratified and confirmed and remain in full force and effect.

     Section 8. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflicts of law rule or principle that might refer the governance or construction of this Amendment to the law of another jurisdiction.

     Section 9. Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably required or useful to carry out the intent and purpose of this Amendment and as are not inconsistent with the terms hereof.

     Section 10. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original but all of which together will constitute one instrument, binding upon all parties hereto, notwithstanding that all of such parties may not have executed the same counterpart.

     Section 11. Jurisdiction. The parties hereto agree to submit to the exclusive jurisdiction of the Supreme Court of the State of New York and the Federal District Court located in New York, New York, and any court of appeal from either thereof, in connection with any action or other proceeding relating to this Amendment, the Agreement or the transactions contemplated by the Equity Capital Contribution Agreement or any other Operative Document. Each party irrevocably waives and agrees not to make, to the fullest extent permitted by law, any objection which it may now or hereafter have to the jurisdiction of any such court or to the laying of venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

     Section 12. Joint Efforts. To the full extent permitted by Applicable Laws, neither this Amendment nor any ambiguity or uncertainty in this Amendment will be construed against any of the parties hereto, whether under any rule of construction or otherwise. On the contrary, this Amendment has been prepared by the joint efforts of the respective attorneys for, and has been reviewed by, each of the parties hereto.

[Signatures on Next Page]

     IN WITNESS WHEREOF, each party has caused this Second Amendment to the Amended and Restated Limited Liability Company Agreement to be signed on its behalf as of the date first written above.

INTERMOUNTAIN RENEWABLE POWER, LLC, a Delaware limited liability company

By: /s/ Richard D. Clayton Name: Richard D. Clayton Title: Member

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, a Delaware corporation

By: /s/ Faiz Ahmad Name: Faiz Ahmad Title: Director

COLUMBIA RENEWABLE POWER, LLC, a Delaware limited liability company By: /s/ Richard D. Clayton Name: Richard D. Clayton Title: Member THERMO NO. 1 BE-01, LLC, a Delaware limited liability company

By:	Intermountain Renewable Power, LLC,
a Delaware limited liability company
Its:	Managing Member

By: /s/ Richard D. Clayton
Name: Richard D. Clayton
Title: Member

Schedule 4.2(d)

EXHIBIT A

Second Amended and Restated Schedule Z